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                         UNITED SECURITY BANCORPORATION







                                   Exhibit 21










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                         UNITED SECURITY BANCORPORATION


                           SUBSIDIARIES OF REGISTRANT

1.  United Security Bank (Washington)

2.  Home Security Bank (Washington)

3.  USB Insurance Agencies, Inc. (Washington)

4.  USB Leasing, Inc. (Washington)

5.  USB Mortgage Company, Inc. (Washington)








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